                                                                    EXHIBIT 99.3

                                 PROMISSORY NOTE

$2,000,000.00                                                 New York, New York

Dated:  December 16, 2003

            WHEREAS,  Everlast  Worldwide Inc.  ("Everlast")  having a principal place of business at 1350  Broadway,  Suite 2300,  New York,  New York 10018 has
agreed  to  pay  to  Ben  Nadorf  (the   "Holder"),   the  sum  of  TWO  MILLION
($2,000,000.00) DOLLARS pursuant to the terms of this Promissory Note; it is

            NOW, THEREFORE, agreed as follows:

            FOR VALUE RECEIVED,  Everlast promises to pay to the order of Holder at his office,  or such other place as may be  designated  in writing by Holder, the  principal sum of TWO MILLION  ($2,000,000.00)  DOLLARS which sum shall bear interest on the unpaid principal  balance at the fixed rate of nine and one-half percent  (9.5%) per annum from  December 14, 2003 through  December 14, 2007 and ten percent  (10%) per annum from  December 15, 2007 through  December 14, 2008, computed on the basis of a three  hundred  sixty-five  (365) day year.  Interest payments shall be made to Holder by Everlast on the 14th day of December of each year  through  December  14,  2008.  The full  amount of this  Promissory  Note, including the unpaid principal and any accrued and unpaid interest, shall be due and payable five (5) years from the date  hereof.  This  Promissory  Note may be prepaid,  in whole or in part,  at  anytime  without  penalty  at the  option of
Everlast.

            This is the Promissory Note referred to in that certain Agreement of even date made by and between  Everlast  and Holder and, as such,  is subject to all of the terms and conditions  contained in the Agreement.  To the extent that there is a  conflict  between  the  terms  hereof  and  those  contained  in the
Agreement, the terms of the Agreement shall prevail.

            Presentment for payment, notice of dishonor or default,  protest and notice of protest on payments of principal  and  interest  are hereby  waived by
Everlast.  The provisions of this Note shall be  interpreted  and all rights and obligations shall be determined, in accordance with the Laws of the State of New
York.

            Everlast and Holder hereby agree that any action arising out of this
Promissory  Note  shall be held in the New York  State  Courts in the  County of
Manhattan,  State of New York, or the Federal Court in the Southern  District of
New York.

            This  Promissory  Note may not be changed or terminated  except by a written instrument duly executed by Holder.

                                    EVERLAST WORLDWIDE, INC.

                                   By: /s/ George Q Horowitz
                                       -------------------------
                                       George Q Horowitz
                                       President and CEO